Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into effective as of September 23, 2024 (the “Effective Date”) by and between Acadia Pharmaceuticals Inc., a Delaware Corporation (the “Company”), and Catherine Owen Adams (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to each as a “Party”.

RECITALS

WHEREAS, the Company and Executive desire to enter into this Agreement on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment.

1.1 The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date. Executive shall be an at-will employee.

1.2 Executive shall serve as Chief Executive Officer of the Company, and shall have the normal duties, responsibilities and authority of such office, unless otherwise determined from time to time by the Company’s Board of Directors (the “Board”). Executive shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of Chief Executive Officer of the Company as assigned by the Company, provided, however, that at all times during her employment Executive shall be subject to the direction and policies from time to time established by the Board.

1.3 In connection with Executive serving as Chief Executive Officer of the Company, Executive shall be appointed to the Board. Executive agrees that if Executive’s employment is terminated for any reason whatsoever, Executive will resign, at the Company’s request, from the Board and from any other positions Executive has as an officer or director of any of the Company’s direct or indirect subsidiaries and any other entity in which the Executive is serving as an officer or director at the request of the Company.

1.4 Executive shall be based primarily in the Company’s offices located in Princeton, New Jersey and San Diego, California, with business travel as reasonably required to perform Executive’s duties hereunder.

2. Loyal and Conscientious Performance. During her employment with the Company, Executive shall devote sufficient energy, abilities and productive time to the proper and efficient performance of this Agreement necessary to properly carry out the duties of Chief Executive Officer; provided, that, Executive is permitted to serve on the board of directors of one or more outside entities during her employment with the Company, subject to the approval of the Chair of the Board.

3. Compensation.

3.1 Base Salary. Beginning with the Effective Date of this Agreement, the Company shall pay Executive a salary (the “Base Salary”) of $900,000 per year, subject to standard payroll deductions and withholdings, and payable twice monthly in accordance with the Company’s normal payroll practices. The Base Salary may be subject to annual increases by the Board based on any recommendations from the Compensation Committee of the Board (the “Compensation Committee”).

3.2 Sign-On Equity. On the Effective Date of this Agreement, the Company shall grant Executive the following equity awards under the Company’s 2024 Inducement Plan (the “2024 Plan”):

3.2.1 An award of stock options to purchase shares of the Company’s common stock with a target value of $3,250,000. The option exercise price will equal the closing price of the Company’s common stock on the Effective Date. The number of stock options granted to Executive shall be equal to the target value divided by the product of the Black-Scholes factor and the Company’s 30 trading-day volume-weighted average price ending on (and including) the Effective Date. The Black-Scholes factor is equal to the Black-Scholes value of one stock option on the grant date divided by the closing price on such date. The terms and conditions of this grant of stock options shall be set forth in a separate stock option award agreement provided to you and shall be governed by the 2024 Plan, and the options will be subject to the service vesting conditions set forth in the stock option award agreement; and

3.2.2 An award of performance-based restricted stock units (“PSUs”) with a target value of $3,250,000. The number of PSUs granted to Executive shall be equal to the target value divided by the product of the Monte Carlo factor and the Company’s 30 trading-day volume-weighted average price ending on (and including) the Effective Date. The Monte Carlo factor is equal to the Monte Carlo value of one PSU on the grant date divided by the closing price on such date. The terms and conditions of this grant of PSUs shall be set forth in a separate PSU award agreement provided to you and shall be governed by the 2024 Plan, and the PSUs will be subject to the performance and service vesting conditions set forth in the PSU award agreement.

3.3 Annual Equity. Beginning in 2025, Executive will be eligible to participate in the annual equity grants under the 2024 Plan (or an applicable successor plan) that are made available to the Company’s executive officers, subject to Executive’s continued employment through the date on which such awards are granted. The 2025 grants will not be pro-rated for Executive’s service in 2024.

3.4 Other Compensation and Benefits. In addition to the Base Salary payable to Executive hereunder, the Executive shall be entitled to the following benefits:

3.4.1 All benefits to which all other executive officers of the Company generally are entitled as determined by the Board, on terms comparable thereto, including but not limited to, participation in any and all 401(k) plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its Executive officers.

3.4.2 Executive’s target bonus shall be 80% of Base Salary. The actual annual bonus, if any, will be determined by the Board following a recommendation from the Compensation Committee based on the Executive’s and the Company’s performance for the prior year and shall range from 0-150% of the target bonus. Executive must be an employee of the Company on the date upon which bonuses are paid to be eligible for such a bonus. Executive will not receive a prorated bonus in the event Executive resigns or is terminated prior to the date upon which bonuses are paid. The Board, based on recommendations from the Compensation Committee, shall have the right to change the Executive’s target bonus. The 2024 bonus will be pro-rated at target for Executive’s service in 2024.

3.4.3 Twenty-five (25) days of vacation per year, which shall accrue monthly beginning with the effective date of this Agreement consistent with the Company’s policies. If the Executive does not utilize the entire twenty-five (25) days of annual vacation in a given year, she may carry over days to the extent permitted under the Company’s policies.

3.4.1 The Company shall provide Executive with a single, lump-sum sign-on cash payment of $500,000 (the “Sign-on Payment”). In the event that Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, but not including termination of employment due to death or disability, on or before the second anniversary of the Effective Date, Executive shall repay the Company a pro-rated portion of the Sign-on Payment based on Executive’s time served with the Company, which shall be calculated by multiplying the Sign-on Payment by a fraction, the numerator of which is the number of months between Executive’s termination and the second anniversary of the Effective Date, and the denominator of which is 24.

3.5 Reimbursements. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by her in the course of performing her duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy. However, Executive shall generally be responsible for housing and transportation expenses in San Diego and her travel to and from Princeton and San Diego.

3.6 Withholding. All of Executive’s compensation shall be subject to customary federal and state withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7 Severance Benefits. Executive will be eligible to participate in the Company’s Management Severance Benefit Plan and the Company’s Change in Control Severance Benefit Plan (collectively, the “Severance Plans”) at the stated Chief Executive Officer level; provided, that the term “Good Reason” as it applies to Executive under the Management Severance Benefit Plan shall have the meaning set forth in the Change in Control Severance Benefit Plan. Executive’s participation agreement for such plans will be provided separately.

4. Termination.

4.1 Termination for Cause. The Company shall terminate this Agreement for Cause (as defined herein) by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. If Executive’s employment under this Agreement is terminated by the Company for Cause before the last day of any calendar month, Executive shall be entitled to receive as compensation for such calendar month, only the Base Salary set forth in Section 3.1 prorated to the date of termination on the basis of a 30-day calendar month. The term “Cause” as used in this Agreement shall have the same meaning ascribed to such term in the Severance Plans, as applicable. Any notice of termination given pursuant to Section 4.1 shall effect termination as of the date specified in such notice, or in the event no such date is specified, on the last day of the month in which such notice is delivered.

4.2 Termination Without Cause. The Company may voluntarily terminate this Agreement without Cause by giving written notice to Executive. Any such notice shall specify the exact date of termination.

4.3 Termination by Executive. Executive may voluntarily terminate this Agreement upon sixty (60) days’ written notice (subject to any other notice requirements pursuant to the applicable Severance Plan) of such termination submitted to the Board, and in such event Executive shall be entitled to receive all amounts due to her through the date of termination.

4.4 This Employment Agreement is a personal services contract whereby the Company is engaging the services of Executive. By entering into this Agreement, the Company is relying on Executive performing her services for the Company throughout the entire term of this Agreement.

5. Section 409A. Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement or the Severance Agreements, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

6. Death or Disability During the Term of Employment.

6.1 This Agreement shall terminate without notice upon the date of Executive’s death or the date when Executive becomes “completely disabled” as that term is defined in Section 6.4.

6.2 In the event of Executive’s death, all rights of Executive to compensation hereunder shall automatically terminate immediately upon her death, except that Executive’s heirs, personal representatives or estate shall be entitled to any unpaid portion of her salary and accrued benefits earned up to the date of her death.

6.3 In the event Executive is disabled, Executive shall be entitled to receive such disability benefits as would apply to other executive officers in the Company, subject to the terms and conditions of any such Company disability program and Executive’s equity awards will be treated in accordance with their terms.

6.4 The term “completely disabled” as used in this Agreement shall mean the inability of Executive to perform her duties under this Agreement because she has become permanently disabled within the meaning of any policy and disability income insurance covering Executives of the Company then in force. In the event the Company has no policy of disability income insurance covering Executives of the Company in force when Executive becomes disabled, the term “completely disabled” shall mean the inability of Executive to perform her normal and customary duties under this Agreement for a total of six (6) consecutive months by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of her usual services for the Company during the foreseeable future. The action of the Board shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

7. Restrictive Covenants.

7.1 Non-Solicitation. Executive agrees that during the period of her employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate her or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

7.2 Inventions and Non-Disclosure. Executive will be required to sign the Company’s Inventions and Non-Disclosure Agreement, which shall be provided separately, as a condition of her employment.

7.3 Trade Secrets and Confidential Information from Current or Prior Employers. Executive agrees that she will not bring or use any confidential information or trade secrets from current or former employers during her employment with the Company. Executive agrees and acknowledges that she has notified the Company of any and all non-compete, non-solicitation, confidentiality or other restrictive agreements with such current or former employers that could impact her employment with the Company. Prior to the Effective Date, Executive will provide the Company with copies of any such agreements. Executive agrees that she has reviewed the duties and responsibilities of her new position and that no contractual or other restrictions will prevent Executive from performing those duties.

8. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9. Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Attention: General Counsel

Acadia Pharmaceuticals Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

Fax

If to Executive:

At the then-current address on file with Human Resources.

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. Choice of Law. This Agreement is made in Princeton, New Jersey. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey for any and all actions between the parties. Subject to the provisions of Section 19, any controversy or claim arising out of or relating to this Agreement or breach thereof, whether involving remedies at law or in equity, shall be adjudicated in Princeton, New Jersey.

11. Integration. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12. Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

13. Severability. The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

14. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15. Attorneys’ Fees. In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action. The Company shall reimburse Executive for up to $20,000 of reasonable legal fees incurred in connection with negotiation of this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.

17. Representations and Warranties. Executive represents and warrants that she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity. Executive affirms that she has no agreement with any other party that would preclude her compliance with any obligations under this Agreement.

18. Preservation of Property. Executive will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in her custody for the purpose of conducting the business of the Company. Upon request, Executive will promptly surrender the same to the Company at the conclusion of her employment, or if not surrendered, Executive will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location. At the conclusion of Executive’s employment with the Company, she agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

19. Arbitration. Any controversy or claim arising out or relating to this Agreement, or the breach hereof, or arising out of or relating to the rights, duties or obligations of the Company or of Executive shall be settled by binding arbitration conducted in Princeton, New Jersey in accordance with, and by an arbitrator appointed pursuant to the rules of the American Arbitration Association in effect at the time, and the judgment upon the award rendered pursuant thereto shall be in writing and may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the Executive to the contrary are hereby expressly waived. The Company shall pay the arbitration fees and costs for such arbitrator. Notwithstanding the foregoing, Executive agrees that unique and proprietary knowledge and information has been and will be possessed by, disclosed to, or developed by Executive in the course of Executive’s employment with the Company, that the provisions set forth in Section 7 are reasonable and necessary to protect the Company’s legitimate business interests, and that they will not unreasonably interfere with Executive’s ability to earn a living following Executive’s separation from the Company. Accordingly, Executive agrees that, in the event Executive breaches or threatens to breach these non-solicitation provision, such breach will cause irreparable harm and injury to the Company and will leave the Company with no adequate remedy at law, and (i) the Company may seek equitable relief, without the necessity of posting a bond, in addition to monetary damages and any other appropriate relief; and (ii) the Company will be entitled to its reasonable attorneys’ fees and costs incurred in enforcing this provision.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Acadia Pharmaceuticals Inc.		EXECUTIVE:

By:	/s/ Jennifer Rhodes	/s/ Catherine Owen Adams
	Name: Jennifer Rhodes	Catherine Owen Adams
Title: Executive Vice President, Chief Legal Officer, and Secretary

[Signature Page to Executive Employment Agreement]